NEWS RELEASE Release Date: January 25, 2006 at 7:00 a.m. EST

KNBT BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR END
RESULTS AND DECLARATION OF QUARTERLY DIVIDEND

Lehigh Valley, Pennsylvania (January 25, 2006)-KNBT Bancorp, Inc. (NASDAQ/NMS “KNBT”), the holding company for Keystone Nazareth Bank & Trust Company (the “Bank”), today reported net income of $5.4 million for the quarter ended December 31, 2005 as compared to $4.7 million for the quarter ended December 31, 2004, an increase of $715,000 or 15.1%. KNBT also announced earnings for the year ended December 31, 2005 of $20.8 million, an increase of $3.2 million or 18.3% over 2004. Diluted earnings per share increased to $0.19 or 18.8% for the quarter ended December 31, 2005 as compared to $0.16 per share for the same quarter in 2004. For the year ended December 31, 2005, diluted earnings per share increased 18.3% to $0.71 per share as compared to $0.60 for the same period in 2004.

KNBT also announced that the Board of Directors declared a dividend of $0.07 per share payable on March 1, 2006 to shareholders of record on February 13, 2006.

KNBT repurchased 575,400 shares of common stock during the fourth quarter at a weighted average cost of $16.63 share. As of December 31, 2005, there are 2,352,783 shares remaining to be repurchased pursuant to KNBT’s second stock repurchase program authorizing the repurchase of 3.2 million shares.

Scott V. Fainor, President and Chief Executive Officer of KNBT stated, “We are proud of our achievements in 2005. We have demonstrated our ability to strategically deploy capital through the completion of our acquisitions of Caruso Benefits Group, Inc. (“Caruso”) in April and Northeast Pennsylvania Financial Corp. (“NEPF”) in May of 2005. These acquisitions expanded the KNBT franchise and significantly increased fee income. In November we announced our agreement to acquire Paragon Group, Inc., the parent holding company for The Trust Company of Lehigh Valley, and expect to close the acquisition in the first quarter of 2006. We are very excited by the opportunities it will provide.”

“Although our performance for the fourth quarter and full year 2005 showed improvement over 2004, we were challenged, as were most financial institutions, by a yield curve which continued to flatten through year end. We look forward to an improvement in our net interest margin as the yield curve returns to a more normal slope.”

“During 2005, we increased the dividend by 16.7%, completed our first stock repurchase program and commenced a second repurchase program and substantially expanded our franchise with the acquisitions of NEPF and Caruso. These initiatives demonstrate our commitment to enhance shareholder value.”

Net Interest Income and Net Interest Margin

Net interest income increased by $2.7 million or 16.2% to $19.2 million for the fourth quarter of 2005 compared to $16.5 million in the fourth quarter of 2004. Net interest income for the year ended December 31, 2005 increased $9.6 million to $73.5 million, a 15.2% increase compared to 2004. Average interest-earning assets increased by $604.7 million to $2.8 billion for the quarter ended December 31, 2005 compared to $2.2 billion for the quarter ended December 31, 2004. The significant increase reflects both the NEPF acquisition in May 2005 and the organic growth of KNBT’s franchise.

The net interest margin on a tax-equivalent basis for the quarter ended December 31, 2005 declined to 2.82% compared to 2.99% for the third quarter of 2005 and 3.12% for the fourth quarter of 2004. On a tax-equivalent basis, the net interest margin for 2005 was 2.96%, a decrease of 44 basis points compared to 2004. With the flattening of the yield curve, the cost of short-term funding increased faster than the repricing of interest-earning assets.

KNBT presents its net interest margin on a tax equivalent basis because management believes that such a presentation provides information that is more useful for a proper understanding of KNBT’s operating results. These disclosures should neither be viewed as a substitute for operating results determined in accordance with GAAP nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Without the adjustment for tax-free income, the net interest margin was 2.74%, 2.90% and 3.01% for the quarters ended December 31, 2005, September 30, 2005 and December 31, 2004, respectively. Without the adjustment, the net interest margin for 2005 was 2.86% compared to 3.27% for 2004.

Provision for Loan Losses and Related Allowance for Loan Losses

The provision for loan losses for the quarter ended December 31, 2005 was $852,000 compared to $660,000 for the quarter ended September 30, 2005 and $1.1 million for the quarter ended December 31, 2004. At December 31, 2005, KNBT’s total non-performing assets equaled $9.2 million as compared to $5.1 million at December 31, 2004. The ratio of non-performing assets to total assets was 0.30% at December 31, 2005. At December 31, 2005, KNBT’s $16.0 million allowance for loan losses equaled 177.26% of its non-performing loans and 1.08% of its total loans.

Non-Interest Income and Non-Interest Expense

Non-interest income was $7.7 million for the fourth quarter of 2005, an increase of $3.5 million or 83.0% compared to the fourth quarter of 2004. Caruso contributed $1.3 million of the increase while $756,000 was generated by Higgins Insurance Services (a subsidiary acquired in the NEPF acquisition). Trust and investment services income increased $816,000 reflecting the expanded operations of the Bank’s Trust Department. In addition, deposit service charges increased $1.2 million. However, the gain on sale of loans declined $325,000 compared to the fourth quarter of 2004.

Non-interest income for the year ended December 31, 2005 increased $11.0 million or 71.2% to $26.4 million compared to year ended December 31, 2004. This increase was largely due to $4.1 million and $1.8 million in income generated by Caruso and Higgins Insurance, respectively, combined with increases in trust and investment service fees and deposit service charges of $2.4 million and $1.6 million, respectively.

Non-interest expense was $18.4 million for the quarter ended December 31, 2005, an increase of $4.7 million over the fourth quarter for 2004. The 34.7% increase was primarily due to increased staffing costs of $2.8 million and occupancy costs of $788,000 associated with the inclusion of the 17 NEPF branches in the KNBT network and the Caruso acquisition. Included in the increase was $1.1 million in aggregate operating expenses for Caruso and Higgins Insurance both acquired during 2005. On an annual basis, non-interest expense increased by 27.5% or $14.5 million from the 2004 level. The majority of the increase was attributable to increased salaries and benefit expense of $8.1 million, net occupancy and equipment expense of $2.2 million, additional operating expenses for Caruso and Higgins Insurance Services totaling $2.8 million and other miscellaneous expenses of $1.4 million.

Income Tax Expense

Income tax expense for the quarter ended December 31, 2005 increased $937,000 or 79.8% from the same period in 2004 due primarily to the increase in income before income taxes. For the year ended December 31, 2005, such expense increased $4.5 million or 96.2% due in part to the increase in income before income taxes as well as to the establishment of a valuation allowance on certain deferred tax items. In connection with the acquisition of NEPF, KNBT acquired a net operating loss carryover of approximately $20.0 million while it recorded $20.5 million of tax-deductible goodwill in connection with the acquisition of Caruso. As a result of the acquisition of these tax benefits, KNBT established in the third quarter of 2005 a $1.1 million non-cash charge to create a valuation allowance related to the impairment of the $5.2 million deferred tax asset recorded when KNBT made a $16.1 million contribution to Keystone Nazareth Charitable Foundation, established in connection with the conversion of the Bank in 2003.

The effective tax rates were 28% for the fourth quarter of 2005 and 20% for the fourth quarter of 2004; on an annual basis, the effective tax rate was 31% for 2005 (27% if the valuation reserve is excluded) and 21% for 2004.

Balance Sheet Overview

KNBT’s total assets were $3.1 billion at December 31, 2005, essentially unchanged from September 30, 2005, and an increase of $666.7 million from $2.4 billion at December 31, 2004.

As of December 31, 2005, the loan portfolio increased $463.0 million to $1.5 billion, an increase of 46.2% as compared to December 31, 2004. Deposits increased $529.2 million or 40.0% to $1.9 billion as compared to $1.3 billion at December 31, 2004. Advances from the Federal Home Loan Bank (“FHLB”) increased by $44.5 million or 6.7% to $705.1 million at December 31, 2005 from December 31, 2004. The increases in loans and deposits were the result of the NEPF acquisition combined with normal growth, while the increase in FHLB advances was entirely the result of the NEPF acquisition. In addition, during the fourth quarter of 2005, loans grew at an annualized rate of 3.9% and deposits grew at an annualized rate of 16.2%.

KNBT’s total shareholders’ equity decreased by $802,000 to $376.5 million at December 31, 2005 compared to December 31, 2004. The decrease was the result of the repurchase of KNBT common stock at a cost of $50.8 million, the declaration of cash dividends totaling $7.1 million, and a $12.3 million decrease in other comprehensive income, offset partially by KNBT’s net income for 2005 and the issuance of 3.2 million shares of KNBT common stock in connection with the NEPF acquisition.

About KNBT Bancorp, Inc.

KNBT Bancorp, Inc. is the parent bank holding company for Keystone Nazareth Bank & Trust Company. Keystone Nazareth Bank & Trust Company is a Pennsylvania-chartered savings bank headquartered in Bethlehem, Pennsylvania with 58 branch offices in Lehigh, Northampton, Carbon, Monroe, Luzerne, Columbia and Schuylkill Counties, Pennsylvania.

Website: www.knbt.com

Contacts:

Scott V. Fainor, President and Chief Executive Officer, KNBT Bancorp, Inc. and Keystone
Nazareth Bank & Trust Company, 610-861-5000

Eugene T. Sobol, Senior Executive Vice President, Chief Financial Officer and Treasurer, KNBT Bancorp, Inc. and Keystone Nazareth Bank & Trust Company, 610-861-5000

The information contained in this press release may contain forward-looking statements (as defined in the Securities Exchange Act of 1934 and the regulations thereunder) which are not historical facts or as to KNBT Bancorp, Inc. (“KNBT” or the “Company”) management’s intentions, plans, beliefs, expectations or opinions or with respect to the operation of Caruso, NEPF, and the Paragon Group, Inc. (“Paragon”). These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of KNBT and its management, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

(1)	Economic and competitive conditions which could affect the volume of loan originations, deposit flows and real estate values;

(2)	The levels of non-interest income and expense and the amount of loan losses;

(3)	Estimated cost savings from the acquisition of NEPF cannot be fully realized within the expected time frame;

(4)	Revenues following the acquisitions of Caruso, NEPF and Paragon are lower than expected;

(5)	Costs or difficulties related to the integration of Paragon into KNBT are greater than expected;

(6)	Competitive pressure among depository institutions increases significantly;

(7)	Changes in the interest rate environment may reduce interest margins;

(8)	General economic conditions, either nationally or in the markets in which KNBT is doing business, are less favorable than expected;

(9)	Legislation or changes in regulatory requirements adversely affect the business in which KNBT is engaged; and

(10)	Other factors discussed in the documents filed by KNBT with the Securities and Exchange Commission (“SEC”) from time to time.

These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. KNBT undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

	KNBT Bancorp, Inc.
	Consolidated Statements of Income
		(unaudited)
		For the Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2005	2005	2005	2005	2004
		( dollars in thousands)
Interest income	$37,129	$36,444	$31,611	$26,966	$26,973
Interest expense	17,959	16,282	13,551	10,827	10,476

Net interest income	19,170	20,162	18,060	16,139	16,497
Provision for loan losses	852	660	534	734	1,095

Net interest income after
provision for loan losses	18,318	19,502	17,526	15,405	15,402
Non-interest income:
Deposit service charges	2,285	2,270	2,000	1,654	1,117
Securities gains, net	44	270	24	432	46
Trust and investment services income	1,528	1,199	988	946	712
Bank-owned life insurance	790	783	712	652	661
Benefits Group	1,315	1,257	1,516	—	—
Other	1,704	1,983	1,316	758	1,653

Total non-interest income	7,666	7,762	6,556	4,442	4,189
Non-interest expenses:
Salaries, wages and employee benefits	10,259	9,997	9,479	7,848	7,451
Net occupancy and equipment expense	3,018	2,912	2,476	2,113	2,230
Other	5,145	5,469	5,015	3,464	4,000

Total non-interest expense	18,422	18,378	16,970	13,425	13,681

Income before income taxes	7,562	8,886	7,112	6,422	5,910
Income tax expense	2,111	3,579	1,874	1,592	1,174

Net income	$5,451	$5,307	$5,238	$4,830	$4,736

Per Common Share Data

Weighted Average Common Shares- Diluted	29,635,769	29,734,426	29,630,725	28,537,778	29,077,739
Weighted Average Common Shares- Basic	28,927,609	29,681,764	29,358,352	28,226,035	28,586,796
Net Income Per Share- Diluted	$0.19	$0.18	$0.18	$0.17	$0.16
Net Income Per Share- Basic	$0.19	$0.18	$0.18	$0.17	$0.17
Book Value	$13.19	$13.27	$13.54	$13.16	$13.33

	KNBT Bancorp, Inc.
	Asset Quality
	(unaudited)
		At Period End or
		For the Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2005	2005	2005	2005	2004
		(dollars in thousands)
Non-accruing loans	$6,839	$6,308	$5,702	$3,768	$4,544
Accruing loans 90 days
or more past due	2,167	2,108	1,218	292	511

Total non-performing loans	9,006	8,416	6,920	4,060	5,055
Other real estate owned	162	388	319	—	71

Total non-performing assets	$9,168	$8,804	$7,239	$4,060	$5,126

Total non-performing loans
as a percentage of loans, net	0.61%	0.58%	0.49%	0.40%	0.50%
Total non-performing loans
as a percentage of total assets	0.29%	0.27%	0.22%	0.17%	0.21%
Total non-performing assets
as a percentage of total assets	0.30%	0.28%	0.23%	0.17%	0.21%
Allowance for loan losses,
beginning of period	$15,754	$15,760	$10,450	$10,461	$9,905
Reserve received in merger	—	—	5,281	—	—
Provision for loan losses	852	660	534	734	1,095
Total charge offs	(734)	(729)	(658)	(763)	(559)
Recoveries on loans previously
charged-off	92	63	153	18	20

Net loans charged off	(642)	(666)	(505)	(745)	(539)

Allowance for loan losses, at
period end	$15,964	$15,754	$15,760	$10,450	$10,461

Allowance for loan losses at period end to:
Average net loans	1.10%	1.10%	1.31%	1.03%	1.04%
Total loans at period end	1.08%	1.07%	1.10%	1.01%	1.03%
Non-performing	177.26%	187.19%	227.75%	257.39%	206.94%

	KNBT Bancorp, Inc.
	(unaudited)
	For the Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
Balances (Period End)	2005	2005	2005	2005	2004
		(dollars in thousands)
Assets	$3,081,809	$3,122,403	$3,115,556	$2,418,580	$2,415,103

Earning assets	2,731,470	2,765,409	2,790,393	2,215,130	2,209,612
Investment securities	1,206,880	1,256,913	1,336,343	1,098,243	1,150,151
Loans	1,465,764	1,451,609	1,418,225	1,020,592	1,002,741
Commercial	508,614	506,669	481,540	373,548	355,990
Mortgage	479,351	469,760	461,694	355,884	356,963
Consumer	493,763	490,934	490,751	301,610	300,249
Less:Allowance for loan loss	(15,964)	(15,754)	(15,760)	(10,450)	(10,461)
Loans held for sale	556	1,806	2,109	954	718
Other earning assets	58,270	55,081	33,716	95,341	56,002
Goodwill and other intangible assets	129,918	134,420	136,534	51,270	51,818

Total deposits	1,852,251	1,780,003	1,769,049	1,344,380	1,323,053
Non-interest-bearing deposits	194,549	189,323	183,265	129,354	128,498
Interest bearing checking	233,520	235,019	236,012	180,255	180,811
Money market	395,893	324,976	301,765	254,154	241,826
Savings	264,223	279,556	295,905	211,231	210,258
Certificates of deposit	634,252	619,159	618,661	468,101	461,294
IRA & Koegh	124,814	126,970	128,441	101,285	100,366
Brokered CDs	5,000	5,000	5,000	—	—

Federal Home Loan Bank advances	705,125	814,408	821,165	646,852	660,674
Other borrowings	76,932	65,695	72,036	24,496	22,643
Subordinated debt	38,872	38,985	39,096	15,464	15,464
Shareholders’ equity	376,552	385,982	406,001	368,650	377,354
		For the Three Months Ended

	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
Balances (Daily Average)	2005	2005	2005	2005	2004

		(Dollars in Thousands)
Assets	$3,143,896	$3,099,990	$2,764,816	$2,400,263	$2,400,764

Earning assets	2,797,894	2,780,958	2,496,781	2,197,956	2,193,147
Investment securities	1,226,278	1,302,720	1,210,112	1,126,471	1,151,902
Loans	1,449,526	1,432,866	1,206,453	1,009,517	1,004,141
Commercial	498,080	491,171	423,911	365,153	352,391
Mortgage	475,352	466,772	404,786	355,885	361,149
Consumer	491,930	490,802	390,708	298,872	300,705
Less:Reserve for loan loss	(15,836)	(15,879)	(12,953)	(10,393)	(10,105)
Loans held for sale	1,194	1,358	707	1,425	386
Other earning assets	120,896	44,014	79,509	60,543	36,718
Goodwill and other intangible assets	130,168	134,620	103,505	51,866	44,265

Total deposits	1,821,061	1,755,257	1,542,357	1,322,272	1,318,604
Non-interest-bearing accounts	186,819	182,745	149,867	123,805	123,830
Interest bearing checking	228,339	233,442	207,076	176,622	174,712
Money market	384,030	297,635	276,281	247,648	253,298
Savings	270,277	289,644	252,721	209,538	212,964
Certificates of deposit	620,794	619,572	539,286	463,777	452,815
IRA & Koegh	125,803	127,219	113,669	100,882	100,985
Brokered CDs	5,000	5,000	3,457	—	—

Federal Home Loan Bank advances	796,057	783,036	749,132	651,901	648,902
Other borrowings	70,559	109,199	43,754	18,732	18,115
Subordinated debt	38,941	39,056	26,661	15,464	15,464
Shareholders’ equity	382,164	400,508	391,792	377,925	382,811
		For the Three Months Ended

	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
Ratios	2005	2005	2005	2005	2004

Return on average equity	5.71%	5.30%	5.35%	5.11%	4.95%
Return on average tangible equity	8.65%	7.98%	7.27%	5.93%	5.60%
Return on average assets	0.69%	0.68%	0.76%	0.80%	0.79%
Net interest margin	2.82%	2.99%	3.00%	3.05%	3.12%
Efficiency ratio	66.27%	63.52%	66.18%	62.32%	63.19%
Shareholders’ equity to total assets	12.22%	12.36%	13.03%	15.24%	15.62%
Tangible shareholders’ equity to total assets	8.19%	8.25%	8.91%	13.03%	13.77%

	KNBT Bancorp, Inc.
	Consolidated Statements of Income
	(unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(dollars in thousands, except per share data)
Interest income	$37,129	$26,973	$132,150	$97,291
Interest expense	17,959	10,476	58,619	33,446

Net interest income	19,170	16,497	73,531	63,845
Provision for loan losses	852	1,095	2,780	4,308

Net interest income after
provision for loan losses	18,318	15,402	70,751	59,537
Non-interest income:
Deposit service charges	2,285	1,117	8,209	6,600
Securities gains, net	44	46	770	396
Trust and investment services income	1,528	712	4,661	2,218
Bank-owned life insurance	790	661	2,937	2,652
Benefits Group	1,315	—	4,088	—
Other income	1,704	1,653	5,761	3,568

Total non-interest income	7,666	4,189	26,426	15,434
Non-interest expense:
Salaries, wages and employee benefits	10,259	7,451	37,583	29,478
Net occupancy and equipment expense	3,018	2,230	10,519	8,335
Other expenses	5,145	4,000	19,093	14,886

Total non-interest expense	18,422	13,681	67,195	52,699

Income before income taxes	7,562	5,910	29,982	22,272
Income tax expense	2,111	1,174	9,156	4,666

Net income	$5,451	$4,736	$20,826	$17,606

Net income per share- diluted	$0.19	$0.16	$0.71	$0.60
Net income per share- basic	$0.19	$0.17	$0.72	$0.61